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                                                                   Exhibit 99.9

                                   [GRAPHIC]

                   MASSACHUSETTS FINANCIAL SERVICES COMPANY
              500 BOYLSTON STREET BOSTON MASSACHUSETTS 02116-3741
            617 954 5843 FACSIMILE 617 350 2431/blangenfeld@mfs.com

Brian E. Langenfeld
Assistant Vice President and Counsel

Legal

                                          August 24, 2007

MFS Series Trust XV
500 Boylston Street
Boston, MA 02116

Gentlemen:

   I am an Assistant Vice President and Counsel of Massachusetts Financial Services Company, which serves as investment adviser to MFS Series Trust XV (formerly MFS Government Limited Maturity Fund) (the "Trust"), and an Assistant Secretary of the Trust. I am admitted to practice law in The Commonwealth of Massachusetts. The Trust was created under a written Declaration of Trust dated March 11, 1985, and most recently amended and restated on July 24, 2007, and executed and delivered in Boston, Massachusetts. The beneficial interest thereunder is represented by transferable shares without par value. The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

   I am of the opinion that the legal requirements have been complied with in the creation of the Trust, and that said Declaration of Trust is legal and valid.

   Under Article III, Section 3.4 and Article VI, Section 6.4 of the Declaration of Trust, the Trustees are empowered, in their discretion, from time to time to issue shares of the Trust for such amount and type of consideration, at such time or times and on such terms as the Trustees may deem best. Under Article VI, Section 6.1, it is provided that the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited.

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MFS Series Trust XV
August 24, 2007
Page 2

   Article X of the Trust's Amended and Restated By-Laws, dated January 1, 2002, as revised June 23, 2004 and August 22, 2007, provides that shares of beneficial interest of the Trust may not be sold at a price less than the net asset value thereof, as defined in the Trust's By-Laws, determined by or on behalf of the Trustees next after the sale is made or at some later time after such sale.

   The Trust has registered an indefinite number of shares of beneficial interest under the Securities Act of 1933 (the "Shares").

   I am of the opinion that all necessary Trust action precedent to the issue of all the authorized but unissued Shares of the Trust covered by the Registration Statement and any amendments thereto has been duly taken, and that all such Shares may legally and validly be issued, and when sold, will be fully paid and non-assessable, assuming the receipt by the Trust of the cash consideration therefor in accordance with the terms of Article X of the Trust's By-Laws as described above, except as described below. I express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state "Blue Sky" or securities laws in connection with the sale of the Shares.

   The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation, or instrument entered into or executed by the Trust or the Trustees. The Declaration of Trust provides for indemnification out of the Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust itself would be unable to meet its obligations.

   I consent to your filing this opinion with the Securities and Exchange Commission.

                                                  Very truly yours,

                                                  BRIAN E. LANGENFELD
                                                  ------------------------------
                                                  Brian E. Langenfeld
                                                  Assistant Secretary

BEL/bjn